EXHIBIT 99.1



      MDSI Receives Shareholder Approval for Changes to Board of Directors

RICHMOND, B.C., Jun 28, 2001 (BUSINESS WIRE) -- MDSI Mobile Data
Solutions Inc. (NASDAQ:MDSI)(TSE:MMD.)


              Changes Enhance Board Independence and Add Top Level Experience in Global Telecommunications and Broadband Industries

At their AGM today, MDSI Mobile Data Solutions Inc.'s (NASDAQ:MDSI)(TSE:MMD.) shareholders approved several changes to MDSI's Board of Directors.


Six directors resigned while two new directors were elected to the Board, reducing its size to six directors from ten. To enhance Board independence, MDSI has reduced the number of directors from MDSI's (TM) management team from three to one.


New to the Board are David Van Valkenburg and Peter Ciceri, two highly respected executives with extensive senior experience in the international telecommunications and broadband industries. Gerald F. Chew, MDSI's current President and COO, Richard Waidmann, MDSI's Executive Vice President Hosting and Professional Services, Kenneth Miller, MDSI's former CEO, John McLennan and Bruno Ducharme, both outside directors, resigned from the Board. Recently, MDSI's former President and COO, Robert Cruickshank, also resigned from the Board.


"I strongly believe in the value of an independent board of directors and as a result needed to reduce management representation. Unfortunately, in Jerry and Rich the Board loses two excellent directors, however each remains an integral part of the Company. I thank them both for all their contributions at the Board level and their help in making these changes," stated Chairman and CEO Erik Dysthe. "I thank all the resigning directors for their counsel over the years, and am excited to welcome Mr. Van Valkenburg and Mr.
Ciceri to our Board."


Throughout an almost 30-year career in the cable, telephony and broadband industries, David Van Valkenburg has held top positions for several leading companies in the United States and Europe, and has distinguished himself as an industry leader. He is the former Executive Vice President of MediaOne Group, Inc. of Colorado and Executive Vice President of MediaOne International in the United Kingdom. He was the Chief Executive,


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Chief  Operating  Officer  and  member of the board of  directors  for  Telewest
Communications, one of Britain's leading broadband communications and media groups. Amongst many other senior positions, Mr. Van Valkenburg was also
President  of   Cablevision   Industries,   Inc.  and  President  of  Cox  Cable
Communications. Mr. Van Valkenburg has also sat on the board of directors for several major European cable, broadband and telephony companies, including Telenet of Belgium and Kabel Plus in the Czech Republic and Slovakia. Harvard-educated, Mr. Van Valkenburg has been honoured as a Member of Cable TV Pioneers, was a member of the board of directors and executive committee of the National Cable Television Association and a past Chairman of the Cable Television Administrative and Marketing Society.


Named by the National Post in 1999 as one of the top IT influencers in Canada, Peter Ciceri is currently an executive in residence for the Faculty of Commerce at the University of British Columbia. Previously he was President of Rogers Telecom, Rogers Communications Inc.'s new local telephony business, and was President and Managing Director of Compaq Canada Inc. His career includes 13 years of international technology experience gained through senior roles in Asia with Tandem, Asia Pacific Ltd., where he was Managing Director, Hewlett Packard Asia Pacific Limited and Sperry-Univac & Unisys Ltd. Through this experience, Mr. Ciceri is widely sought as a respected authority on doing business in Asia/Pacific countries, including Hong Kong, Japan, India, South Asia and Australia. Mr. Ciceri is a member of the board of governors for the IT Association of Canada, a member of the Hong Kong Canadian Chamber of Commerce, and sits on the board of directors for Sierra Wireless Inc.


Re-elected to MDSI's Board of Directors are Robert C. Harris, Jr., Senior Managing Director of Bear, Stearns & Co. Inc., Terence P. McGarty, Chairman and CEO of Zephyr Telecommunications Inc., and Marc Rochefort, Senior Partner, Desjardins Ducharme Stein Monast.


About MDSI


By uniting the power of wireless communications, advanced service management applications and the Internet, MDSI Mobile Data Solutions Inc. is revolutionizing how companies sell and deliver services and how people purchase them. MDSI enables companies of any size in any service market to manage mobile and on site service workers to deliver better and more efficient services, and empowers those workers via reliable, wireless links to enterprise or Internet applications. MDSI enables consumers and businesses alike to purchase, schedule, confirm and track service appointments online without any human intervention, providing the ultimate in convenience and efficiency. MDSI accomplishes this through a suite of wireless connectivity, service management, and other service and mobile solutions that can be delivered over the Internet or through traditional on-site implementations. Founded in 1993, MDSI is the most experienced and trusted wireless applications company operating today. MDSI has over 100 major, blue chip customers worldwide with operations and support offices throughout the United States, Canada, Europe and Australia. More information is available at http://www.mdsi-advantex.com.

CONTACT:     MDSI Mobile Data Solutions Inc.
             Rick Wadsworth, 604/207-6300
             E-mail: ir@mdsi.ca
             E-mail: pr@mdsi.ca
             Website: www.mdsi-advantex.com
             or
             Sitrick and Company
             Lew Phelps, 310/788-2850
             E-mail: lew_phelps@sitrick.com